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                                                                       Exhibit 5


                    [FULBRIGHT & JAWORSKI LLP LETTERHEAD]


                               November 4, 1996



Equity Marketing, Inc.
131 South Rodeo Drive
Beverly Hills, California 90212

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Equity Marketing, Inc. (the "Company"), relating to 40,000 shares of the Company's Common Stock, $.001 par value per share (the "Shares"), to be issued under the Company's Non-Employee Director Stock Option Plan (the "Plan").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                           Very truly yours,



                                           FULBRIGHT & JAWORSKI L.L.P.